Exhibit 10.5

EXECUTION VERSION

INVESTMENT AGREEMENT
by and among
BARRACK COLONY PARTNERS, LLC
THOMAS J. BARRACK, JR.
COLONY CAPITAL, INC.
and

COLONY OED INVESTMENTS, LLC

March 30, 2021
_____________________________________________________________________________

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TABLE OF CONTENTS

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INVESTMENT AGREEMENT
This INVESTMENT AGREEMENT (this “Agreement”) is entered into as of March 30, 2021, by and among Barrack Colony Partners, LLC, a Delaware limited liability company, (the “Company”), Thomas J. Barrack, Jr. (“Barrack”), Colony OED Investments, LLC, a Delaware limited liability company (“Colony Investor”) and Colony Capital, Inc., a Maryland corporation (“Colony Capital”).
ARTICLE 1
DEFINITIONS; INTERPRETATION
1.1    Definitions. As used in this Agreement, the following terms have the following meanings:
“AAA Rules” has the meaning provided for in Section 6.5.
“Acquired Interests” has the meaning provided for in Section 2.1.
“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, Controls, is Controlled by, or is under common Control with such first Person.
“Agreement” has the meaning provided for in the preamble to this Agreement.
“Applicable Period” means a period commencing on the Closing Date and ending on the later to occur of (a) the third anniversary of the Closing Date and (b) that date on which Barrack is no longer a director of Colony Capital.
“Barrack” has the meaning provided for in the preamble to this Agreement.
“Board” has the meaning provided for in Section 5.2.
“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York are open for the general transaction of business.
“Closing” has the meaning provided for in Section 2.2.
“Closing Date” has the meaning provided for in Section 2.2.
“Colony Capital” has the meaning provided for in the preamble to this Agreement.
“Colony Covered Person” has the meaning provided for in Section 5.3(d).
“Colony Investor” has the meaning provided for in the preamble to this Agreement.
“Company” has the meaning provided for in the preamble to this Agreement
“Company Managing Member” means TJB Manager, LLC, a Delaware limited liability company.

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“Company Operating Agreement” means that certain Amended and Restated Limited Liability Company Agreement, to be dated as of the Closing Date, by and among the Company, the Company Managing Member, in its capacity as managing member, the Company Managing Member, in its capacity as a Class A Member, and Colony Investor, in its capacity as a Class B Member.
“Control,” “Controlled by,” and “under common Control with” as used with respect to any Person, mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
“Digital Colony Business” means (a) investment in assets or businesses constituting Digital Infrastructure or (b) the sponsorship and provision of investment management, investment advisory or other similar services to investment entities, funds, accounts or other vehicles that invest in Digital Infrastructure; provided, that, for purposes of clarification, the Digital Colony Business shall not include debt or equity investments in operating companies primarily engaged in businesses outside of the Digital Infrastructure industry even though such businesses may own or lease Digital Infrastructure assets.
“Digital Infrastructure” means mobile and internet infrastructure, including spectrum, data centers, macro cell towers, fiber networks, small cell networks, digital billboards, indoor CBRS infrastructure, satellites, subsea cables, artificial intelligence and new technology energy sources linked to the transmission or powering of data and/or intelligence, resilience or latency of digital networks, cybersecurity, big data analytics, and software that powers the “internet of things” and other related assets or businesses.
“Director Slate” has the meaning provided for in Section 5.2.
“Dispute” has the meaning provided for in Section 6.5.
    “Enforceability Exceptions” means, except to the extent enforceability may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights generally and the exercise of judicial discretion in accordance with general equitable principles.
“Equity Securities” means, with respect to any Person, (a) any capital stock, partnership or membership interest, unit of participation or other similar interest (howsoever designated) in such Person and (b) any option, warrant, purchase right, conversion right, exchange right or other Contract which would entitle any other Person to acquire any such interest in such Person or otherwise entitle any other Person to share in the equity, profits, earnings, losses or gains of such Person (including stock appreciation, phantom stock, profit participation or other similar rights).
“Funds” has the meaning provided for in Section 5.3(d).
“Permitted Activities” means:

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(a) personal investment activities and personal real estate-related activities on behalf of Barrack and his family;
(b) owning, directly or indirectly, solely as a passive investment, securities of any Person which are traded on any national securities exchange or NASDAQ if Barrack (A) does not Control, and is not a member of a group which Controls, such Person; and (B) does not, directly or indirectly, own five percent (5%) or more of any class of Equity Securities of such Person;
(c) making passive investments in private equity funds, mutual funds, hedge funds and other managed accounts (provided that such funds or accounts do not have a primary investment strategy, as set forth in the applicable fund’s or account’s published statement of its primary investment strategy, of investments in Digital Infrastructure;
(d) making any passive investment (or group of related passive investments) of less than $20 million in private equity funds, mutual funds, hedge funds and other managed accounts that have a primary investment strategy, as set forth in the applicable fund’s or account’s published statement of its primary investment strategy, of investments in Digital Infrastructure; and
(e) making investments in private companies that are (i) not engaged in the Digital Infrastructure industries, and (ii) do not predominantly make investments in Digital Infrastructure equal to the lesser of (x) 5% of the outstanding equity securities of such private company and (y) $30 million per company or group of affiliated companies operating as part of one business.
“Non-Compete Breach” has the meaning provided for in Section 5.2.
“Person” means any individual, partnership, joint venture, corporation, trust, unincorporated organization, limited liability company, Governmental Authority, and any other entity.
“Purchase Price” has the meaning provided for in Section 2.1.
“Related Entities” has the meaning provided for in Section 5.3(d).
“Release” has the meaning provided for in Section 5.1(c).
“Restricted Business” any business that is included within the Digital Colony Business.
“Restrictive Covenant Agreement” means that certain Restrictive Covenant Agreement, dated as of December 23, 2014, as amended through the date hereof by and between Colony Capital (formerly known as Colony Financial, Inc. and Colony Northstar, Inc.) and Barrack.
“Separation Agreement” means that certain Separation Agreement, dated as of [●], 2021, by and between Barrack and Colony Capital, as amended, restated, amended and restated, supplemented or otherwise modified as provided for therein.

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“Supplemental Release Condition” has the meaning provided for in the Separation Agreement.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Track Record” has the meaning provided for in Section 5.3(d).
ARTICLE 2
PURCHASE AND SALE
2.1    Purchase and Sale. Colony Investor agrees to purchase from the Company, and the Company agrees to sell to Colony Investor, [●] Class B Units in the Company (the “Acquired Interests”) for an aggregate purchase price of twenty six million dollars ($26,000,000) (the “Purchase Price”).
2.2    Closing and Payments at the Closing. The closing of the purchase and sale of the Acquired Interests (the “Closing”) shall occur on the Business Day immediately following the occurrence of the Supplemental Release Condition (the “Closing Date”). At the Closing, (a) the Company, the Company Managing Member and Colony Investor shall execute and deliver to one another the Company Operating Agreement in the form attached as Exhibit A, (b) Colony Investor shall pay the Purchase Price to the Company by wire transfer of immediately available funds to an account designated by the Company and (c) the Company shall record on its books and records the issuance of the Acquired Interests in the name of Colony Investor.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES BY THE COMPANY
The Company hereby represents and warrants to Colony Investor that the statements set forth in this Article 3 are true, correct, and complete as of the date hereof and as of the Closing Date (except to the extent that a representation and warranty is expressly stated in this Article 3 to be given as of a particular date, in which case, such representation and warranty shall be given solely as of such date):
3.1    Organization.
(a)    The Company is a limited liability company, and is duly formed, validly existing, and in good standing under the laws of the State of Delaware and is qualified or registered to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of its business or operations would require such qualification or registration, except where the failure to be so registered or qualified would not reasonably be expected to cause a material adverse effect. The Company has all requisite limited liability company and legal power and authority to own, operate and lease its properties and carry on its business as currently conducted. The

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principal executive office of the Company is located at 535 East Hyman Avenue, Suite 201, Aspen, Colorado 81611.
(b)    The Company does not directly or indirectly own or have any interest in any Equity Securities of any Person. The Company has not engaged in any business, or incurred any obligations or liabilities, since the date of its formation other than entering into this Agreement and the Company Operating Agreement and incurring the costs and expenses associated therewith.
3.2    Authorization; Capitalization.
(a)    The Company has all requisite limited liability company power and authority to execute and deliver this Agreement and the Company Operating Agreement and to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated by this Agreement and the Company Operating Agreement in accordance with the terms hereof and thereof. This Agreement has been duly authorized, executed and delivered by the Company as of the date hereof and constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms and conditions, except to the extent enforceability may be limited by the Enforceability Exceptions.
(b)    As of the Closing Date, the Company Operating Agreement has been duly authorized, executed and delivered by the Company and the Company Managing Member and constitutes the legal, valid and binding obligation of the Company and the Company Managing Member enforceable against the Company and the Company Managing Member in accordance with its terms and conditions, except to the extent enforceability may be limited by the Enforceability Exceptions.
(c)    Immediately following the completion of the transactions contemplated herein, the Company Managing Member will be the sole Class A Member of the Company and Colony Investor will be the sole Class B Member of the Company. At such time, there are no Class C Members.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF COLONY INVESTOR
Colony Investor represents and warrants to the Company and Barrack that the statements contained in this Article 4 are true, correct, and complete as of the date hereof and as of the Closing Date (except to the extent that a representation and warranty is expressly stated in this Article 3 to be given as of a particular date, in which case, such representation and warranty shall be given solely as of such date):
4.1    Organization. Colony Investor is a limited liability company duly formed, validly existing, and in good standing under the laws of the State of Delaware and is qualified or registered to do business in each jurisdiction in which the nature of its business or operations would require such qualification or registration, except where the failure to be

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so qualified or registered would not reasonably be expected to cause a material adverse effect. Colony Investor is wholly owned, directly or indirectly, by Colony Capital Operating Company, LLC, a Delaware limitd liability company.
4.2    Necessary Authority. Colony Investor has the requisite limited liability company power and authority to execute and deliver this Agreement and the Company Operating Agreement, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated by this Agreement and the Company Operating Agreement in accordance with the terms hereof and thereof. This Agreement has been duly authorized, executed and delivered by Colony Investor as of the date hereof and constitutes the legal, valid and binding obligation of Colony Investor enforceable against Colony Investor in accordance with its terms and conditions, except to the extent enforceability may be limited by the Enforceability Exceptions. As of the Closing Date, the Company Operating Agreement has been duly authorized, executed and delivered by Colony Investor and constitutes the legal, valid and binding obligation of Colony Investor enforceable against Colony Investor in accordance with its terms and conditions, except to the extent enforceability may be limited by the Enforceability Exceptions.
4.3    Investment Intent. Colony Investor is acquiring the Acquired Interests for its own account and not with a view to any resale or distribution within the meaning of Section 2(11) of the Securities Act.
ARTICLE 5
COVENANTS OF THE PARTIES
5.1    Restricted Covenants .
(a)    Colony Capital and Barrack hereby agree that (a) Sections 2, 3 and 4 of the Restrictive Covenant Agreement (and the defined terms solely used therein) shall terminate and no longer be effective as of April 1, 2021 and (b) the remaining provisions of the Restrictive Covenant Agreement shall survive the termination of Barrack’s employment with Colony Capital in accordance with their respective terms; provided, that, (i) for purposes of clarification, Company Materials (as defined in the Restrictive Covenant Agreement) do not include any Materials (as defined in the Restrictive Covenant Agreement) that Barrack makes or conceives, solely or jointly, after April 1, 2021 and (ii) Section 8 of the Restrictive Covenant Agreement shall survive only with respect to Sections 5 through 7 thereunder except both Colony Capital and Barrack shall be entitled to seek injunctive relief pursuant to such Section with respect to a breach of threatened breach of Section 6 of the Restrictive Covenant Agreement.
(b)    Barrack shall not, during the period commencing on the date hereof and ending on the later to occur of (x) the third anniversary of the Closing Date and (y) that date on which Barrack is longer a director of Colony Capital, directly or indirectly, in any manner: (i) engage in the Restricted Business (other than through Colony Capital and its Affiliates); (ii) render any services as an employee, officer, director or consultant to any Person (other than Colony Capital and its Affiliates) engaged in the Restricted Business;

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or (iii) make an investment in a Person engaged in the Restricted Business as a partner, shareholder, principal, member or other owner of Equity Securities; provided, however, nothing contained in this Agreement shall restrict Barrack from (x) engaging in any activity that he determines in good faith is in furtherance of the interests of Colony Capital in the performance of his duties for Colony Capital and/or (y) engaging in any Permitted Activity. In addition, nothing herein shall prohibit Barrack from providing services to an entity engaged in the Restricted Business if Barrack’s services are solely limited to a unit, division, or subsidiary of such entity which does not engage in the Restricted Business and Barrack does not provide services directly or indirectly to, or with respect to, the Restricted Business. The parties agree that the remedy at law for any breach of this Section 5.1(b) is and will be inadequate, and in the event of a breach or threatened breach by Barrack of the provisions of this Section 5.1(b), Colony Capital shall be entitled to an injunction restraining Barrack from the conduct which would constitute a breach of this Section 5.1(b). Nothing herein contained shall be construed as prohibiting Colony Capital from pursuing any other remedies available to it for such breach or threatened breach, including, without limitation, specific performance and/or the recovery of damages from Barrack.
5.2    Nomination as a Director of Colony Capital. Colony Capital agrees, to the fullest extent permitted by applicable law, to take all necessary actions (subject to any applicable stock exchange or listing requirements) to include Barrack in the slate of nominees recommended by the Board of Directors of Colony Capital (the “Board”) for election at any meeting of stockholders called for the purpose of electing directors (the “Director Slate”) during the period commencing on April 1, 2021 and ending on the third anniversary of the Closing Date. As a condition to Barrack’s appointment to the Board, Barrack agrees to provide to Colony Capital, prior to nomination and appointment and on an on-going basis while serving as a member of the Board, such information and materials as Colony Capital routinely receives from other members of the Board or as is required to be disclosed in proxy statements under applicable law or as is otherwise reasonably requested by Colony Capital from time-to-time from all members of the Board in connection with Colony Capital’s legal, regulatory, auditor or stock exchange requirements, including a completed D&O Questionnaire. During his service as a Director of the Company, the Company shall pay or reimburse Barrack for all reasonable out-of-pocket expenses that Barrack incurs in connection with his services as a director (or otherwise at the request of the Chief Executive Officer of Colony Capital), in each case, to the extent permitted by and in accordance with the generally applicable policies and procedures of the Company applicable to Colony Capital’s directors as are in effect from time to time. Any provision in this Agreement to the contrary notwithstanding, if (x) Barrack resigns from the Board, (y) Barrack is removed from the Board prior to the expiration of his term or (z) Barrack violates Section 5.1(b) and fails to cure and cease such violation within 60 days (which shall be extended to 90 days in the case of a violation that is susceptible to cure and such cure is being pursued in good faith by Barrack) after the date on which Colony Capital gives written notice to Barrack of such violation (a “Non-Compete Breach”), then this Section 5.2 shall automatically terminate and be of no further force or effect. At such time that Barrack is not a member of the

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Board, Barrack shall be the Chairman Emeritus of Colony Capital, in which capacity he will be invited to attend all board meetings (but not entitled to a vote) and shall receive compensation for such position to be consistent with the compensation of Colony Capital’s independent directors.
5.3    Use of Colony Offices and Support Services. For so long as a Non-Compete Breach has not occurred:
(a)    During the Applicable Period, Colony Capital shall provide the Company with (i) use of an executive office for Barrack and adequate working space for an analyst and an assistant in the Company’s office located at 535 East Hyman Avenue, Suite 201, Aspen, Colorado 81611 (or a similar office space at another location in Aspen, Colorado approved by the Company and Colony Capital), which will serve as the principal executive offices of the Company, at no cost to the Company or Barrack, (ii) working space in all offices maintained by Colony Capital throughout the world for use by Company personnel (including an executive office for Barrack) when visiting in the region in furtherance of the business of the Company or Colony Capital, at no cost to the Company or Barrack and (iii) the reasonably requested services of the Colony Capital personnel in Colony Capital’s offices located in Luxembourg; provided, that (i) the Company will reimburse Colony for the actual cost of such services and (ii) such services do not disrupt the business conducted by such personnel on behalf of Colony Capital. The Company and Colony Capital agree to use their good faith efforts to agree upon a framework for the computing the reimbursable cost of the services provided by Colony Capital pursuant to the immediately preceding sentence.
(b)    Until Barrack ceases to be a director of Colony Capital, Barrack and Jessica Gibbs will have continued access to their current Colony Capital phone numbers.
(c)    During the Applicable Period, upon Barrack’s reasonable request therefor, Colony Capital will provide Barrack with, and Barrack shall be entitled to use, the names and contact information of historical investors in funds or accounts established, managed or advised by Colony Capital or its Affiliates as of April 1, 2020.
(d)    Until December 31, 2021, Barrack and Jessica Gibbs will have continued access and use of their current Colony Capital email addresses.
(e)    Colony Capital hereby grants to the Company and Barrack an irrevocable, non-exclusive, non-transferrable license, to use the track record and performance data of Colony Capital and any funds or accounts that are established, managed or advised by Colony Capital or its Affiliates, in each case, excluding any track record and performance data related to the Digital Colony Business (the “Track Record”) for all lawful purposes and in accordance with all applicable laws, rules and regulations, including recruiting employees and consultants, making industry presentations and soliciting investors in any Fund Investment (as that term is defined in the Company Operating Agreement) or any other pooled investment vehicle, segregated account or other investment vehicle formed by the Company or by Barrack or any of their respective Affiliates or managed entities

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(collectively, the “Related Entities”). Colony Capital agrees to share with the Company and Barrack reasonable information, backup, trade records, financial statements and calculations to verify the Track Record as are reasonably requested by the Company or Barrack. None of Colony Capital, its Affiliates or any of their respective partners, members, managers, equityholders, directors, officers, employees, agents or representatives (collective, “Colony Covered Persons”) shall be liable to the Company, the Company Managing Member, Barrack, any of their respective Affiliates or any partners, members, managers, equityholders, directors, officers, employees, agents or representatives of the foregoing, for any use or disclosure by any of them of the Track Record and the Company shall indemnify and hold the Colony Covered Persons harmless from any and all costs, expenses, obligations and liabilities they may incur solely as a result of the Company’s or Barrack’s use or disclosure of the Track Record.
5.4    Exclusivity. Barrack and the Company agree that, until such time that Colony Investor has received aggregate distributions from the Company in an amount equal to the Purchase Price, (a) the Company shall be the exclusive vehicle through which Barrack or his Affiliates, directly or indirectly, sponsors, manages, advises or sub-advises commingled investment vehicles or accounts (including, without limitation, any special purpose acquisition company) and in which he or his Controlled Affiliates are entitled to any carried interest, promote, incentive fee, performance allocation or other profit participation interest (including, without limitation, any sponsor equity, private placement units or similar interest received as sponsor of any special purpose acquisition company but excluding any other equity interest received by Barrack or his Affiliates in respect of capital contributions made in respect of such debt or equity investments) and (b) notwithstanding anything to the contrary in the Company Operating Agreement, for so long as Barrack continues to actively work in the investment management industry, Barrack shall Control the Company Managing Member and exercise discretionary judgment over all investment management decisions on behalf of the Company; provided, however, that nothing in this clause (b) shall limit Barrack’s ability to (x) transfer or assign any direct or indirect interest in the Company or the Company Managing Member so long as such transfer or assignment is not in breach of the Company Operating Agreement or (y) retire or cease working in the investment management business.
5.5    Tag-Along Rights. Barrack agrees to be bound by and to comply with (and to cause his Affiliates, Barrack Permitted Transferee (as defined in the Company Operating Agreement) and the Company Managing Member to comply with) Section 7.6 of the Company Operating Agreement, which Section is hereby incorporated into this Agreement by this reference mutatis mutandis as though more fully set forth herein.
ARTICLE 6
GENERAL PROVISIONS

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6.1    Amendment; Assignability. This Agreement may be amended only by the execution and delivery of a written instrument by or on behalf of the Company, Colony Capital and Barrack. None of the Company or Barrack, on the one hand, or Colony Investor or Colony Capital, on the other hand, may transfer or assign their respective rights or obligations under this Agreement to any Person without other group’s prior written consent; provided, that without any party’s consent, Colony Capital may transfer or assign its rights and obligations under this Agreement (a) to any of its Affiliates or (b) to any third parties as part of a sale of Colony Capital (whether by merger, recapitalization or otherwise) or a sale of all or a substantial portion of Colony Capital’s assets. This Agreement will be binding upon and will inure to the benefit of the parties hereto and their respective successors and permitted assigns.
6.2    Governing law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to the conflicts of law principles thereof.
6.3    Consent to Jurisdiction. To the fullest extent permitted by law, each party hereto hereby irrevocably consents and agrees, for the benefit of each party, that any legal action, suit or proceeding against it with respect to its obligations, liabilities or any other matter under or arising out of or in connection with this Agreement, and with respect to the enforcement, modification, vacation or correction of an award rendered in an arbitration proceeding, shall be brought in any city, state or federal court located in the Borough of Manhattan, The City of New York (a “New York Court”), and hereby irrevocably accepts and submits to the exclusive jurisdiction of each such New York Court with respect to any such action, suit or proceeding. Each party hereto also hereby irrevocably consents and agrees, for the benefit of each other party, that any legal action, suit or proceeding against it shall be brought in any New York Court, and hereby irrevocably accepts and submits to the exclusive jurisdiction of each such New York Court with respect to any such action, suit or proceeding. Each party hereto waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions, suits or proceedings brought in any such New York Court and hereby further waives and agrees not to plead or claim in any such New York Court that any such action, suit or proceeding brought therein has been brought in an inconvenient forum, provided that nothing in this Section 6.3 shall be construed to waive any objection that any legal proceedings should be stayed or dismissed in favor of arbitration as provided by Section 6.4.
    6.4    Arbitration. Any dispute, controversy or claim arising out of or relating to any provision of this Agreement whether based on contract, tort, statute or other legal or equitable theory (including without limitation, any claim of fraud, intentional misconduct, misrepresentation or fraudulent inducement or any question of validity or effect of this Agreement including this clause) or the breach or termination hereof (the “Dispute”) that cannot be mutually resolved by the parties hereto shall be settled exclusively by arbitration in New York, New York (or such other place as may be agreed upon at the time by the parties to the arbitration), before a panel of three neutral arbitrators, each of whom shall be selected jointly by the parties, or, if the parties cannot agree on the selection of the arbitrators, as selected by the American Arbitration Association (provided that any arbitrator selected by the American Arbitration Association shall not, without the consent of the parties involved in the dispute or

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controversy, be affiliated with such parties). The commercial arbitration rules of the American Arbitration Association (the “AAA Rules”) shall govern any arbitration between the parties, except that the following provision is included in the parties’ agreement to arbitrate and override any contrary provisions in the AAA Rules:
(a)    The arbitration shall be confidential. Judgment may be entered on the arbitrators’ award in any court having jurisdiction.
The arbitrator shall be empowered to enter an equitable decree mandating specific enforcement of the terms of this Agreement. Each party shall bear its own legal fees and out-of-pocket expenses incurred in any arbitration hereunder and the parties shall share equally all expenses of the arbitrators; provided, that, the arbitrator shall have the same authority to award reasonable attorneys’ fees to the prevailing party in any arbitration as part of the arbitrator’s award as would be the case had the Dispute been argued before a court with competent jurisdiction.
6.4    Binding Agreement; Severability. This Agreement and all terms, provisions and conditions hereof shall be binding upon the parties hereto, and shall inure to the benefit of the parties hereto and, except as otherwise provided herein, to their respective heirs, executors, personal representatives, successors and lawful assigns. Each provision of this Agreement shall be considered separate and, if for any reason, any provision or provisions not essential to the effectuation of the basic purposes of this Agreement is or are determined to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not impair the operation of or affect those provisions of this Agreement which are otherwise valid. To the extent legally permissible, the parties shall substitute for the invalid, illegal or unenforceable provision a provision with a substantially similar economic effect and intent.
6.5    Entire Agreement. This Agreement contains the entire understanding among the parties hereto and supersedes all prior written or oral agreements among them respecting the within subject matter, unless otherwise provided herein.
6.6    Counterparts. This Agreement may be executed in several counterparts, and all so executed shall constitute one Agreement, binding on all of the parties hereto, notwithstanding that all the parties are not signatories to the original or the same counterpart.

[Signature pages follow.]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

BARRACK COLONY PARTNERS, LLC

By: /s/ Thomas J. Barrack, Jr
Name: Thomas J. Barrack, Jr.
Title: Managing Member of TJB Manager, LLC (Manager of Barrack Colony Partners, LLC)

THOMAS J. BARRACK, JR.

By: /s/ Thomas J. Barrack, Jr.

COLONY CAPITAL, INC.

By: /s/ Ronald M. Sanders
Name: Ronald M. Sanders
Title: Executive Vice President

COLONY OED INVESTMENTS, LLC

By: /s/ Ronald M. Sanders
Name: Ronald M. Sanders
Title: Vice President

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EXHIBIT A
TO
INVESTMENT AGREEMENT
COMPANY OPERATING AGREEMENT
[Please see attached.]

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